Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Core FFO per share climbs 10.3% year-over-year to $0.32 per diluted share

SAN DIEGO, Calif. – August 1, 2012 – BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on Providing Real Estate to the Life Science Industry®, today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights

•

Increased core funds from operations (CFFO) per share for the quarter by 10.3% to $0.32 per diluted share, as compared to $0.29 per diluted share in the second quarter of 2011, excluding the impact of acquisition-related expenses. Funds from operations (FFO) per share calculated in accordance with standards established by NAREIT was $0.24 per diluted share, inclusive of $12.2 million of acquisition-related expenses ($0.08 per diluted share).

•	Increased adjusted funds from operations (AFFO) per share for the quarter by 22.2% to $0.33 per diluted share, as compared to $0.27 per diluted share in the second quarter of 2011.

•	Reported a net loss available to common stockholders for the second quarter of $8.7 million, or $0.06 per diluted share, which includes acquisition-related expenses.

•	Same property net operating income on a cash basis increased for the period by 6.4% and the same property leased percentage increased by 460 basis points as compared to the same period in 2011.

•

Generated total revenues for the quarter of $124.8 million, up 17.3% from $106.4 million in the same period in 2011 and the highest in the company’s history. Rental revenues for the quarter increased by 18.0% to $95.7 million from $81.1 million in the same period in 2011, the highest in the company’s history for the tenth consecutive quarter.

•

Increased the current operating portfolio to approximately 91.8% leased at quarter end, on a weighted-average basis, as the result of executing 23 leasing transactions representing approximately 350,800 square feet, comprised of:

•	16 new leases totaling approximately 263,400 square feet, including:

•

a new 126,065 square foot lease with AVEO Pharmaceuticals, Inc. at 650 East Kendall Street in Cambridge, Massachusetts, which is owned through a joint venture with Prudential Real Estate Investors (PREI®); and

•	a new 60,416 square foot lease with Depomed, Inc. at the company’s multi-tenant Pacific Research Center campus in Newark, California.

•	Seven lease renewals totaling approximately 87,400 square feet.

•

Acquired Granta Park in Cambridge, United Kingdom, comprising eleven buildings and a total of approximately 472,200 square feet of space and approximately 138,400 square feet of development and expansion rights for approximately $196.0 million, excluding transaction costs. The property was fully leased at acquisition.

•

Acquired the Summers Ridge property, comprising approximately 28 adjacent acres in San Diego, California for approximately $47 million. Concurrently, the company entered into a long-term ground lease for the entire site with Shire Regenerative Medicine (formerly Advanced BioHealing, Inc.), a subsidiary of Shire plc.

•	Completed a public offering of $250 million of unsecured 4.25% Senior Notes due 2022, issued at 99.126% of the principal amount to yield 4.358% to maturity.

Alan D. Gold, BioMed Realty’s Chairman and Chief Executive Officer, commented, “The second quarter results were very strong as we continued to capitalize on our core competency – our expertise in life science real estate – to create value for shareholders. First and foremost, our sustained leasing success has produced significant year-over-year top line growth, with record total and rental revenues, and bottom line results, with per share CFFO and AFFO growth of 10.3% and 22.2%, respectively. The continued and consistently superior execution of our capital strategy enabled us to expand BioMed Realty’s best-in-class property portfolio to include Granta Park in the distinguished Cambridge, UK life science cluster and, closer to home, our development project with Shire Regenerative Medicine in San Diego. Our sustained, superior operating and financial results are the byproduct of the disciplined execution of our great business model by the top team of professions in the industry, our ability to leverage our robust operating platform, and the tremendous flexibility in our capital position.”

Portfolio Update

During the quarter ended June 30, 2012, the company executed 23 leasing transactions representing approximately 350,800 square feet, comprised of:

•	16 new leases totaling approximately 263,400 square feet, including:

•

a new 126,065 square foot lease with AVEO Pharmaceuticals, Inc. at the company’s 650 East Kendall Street property in Cambridge, Massachusetts which is owned through BioMed Realty’s joint venture with PREI on behalf of institutional investors; and

•	a new 60,416 square foot lease with Depomed, Inc. at the company’s multi-tenant Pacific Research Center campus in Newark, California.

•	Seven lease renewals totaling approximately 87,400 square feet.

Subsequent to the end of the second quarter, the company signed a lease extension with a subsidiary of Vertex Pharmaceuticals Incorporated for approximately 81,200 square feet at the company’s Torreyana Road property located in the heart of the Torrey Pines submarket of San Diego, California.

During the quarter ended June 30, 2012, the company purchased Granta Park in Cambridge, United Kingdom for approximately 126.8 million pounds sterling, or approximately $196.0 million, excluding transaction costs. The campus comprises eleven laboratory and office buildings aggregating approximately 472,200 square feet of space, which are fully leased to a diversified roster of eleven tenants, as well as approximately 138,400 square feet of development and expansion rights. With this new investment, the company has expanded current tenant relationships with MedImmune (and parent company AstraZeneca) and Pfizer, as well as established new tenant relationships with Gilead Sciences, Pharmaceutical Product Development, UCB and Vernalis.

Also during the second quarter of 2012, the company acquired Summers Ridge, comprising two parcels of land and approximately 28 adjacent acres in San Diego, California for a purchase price of approximately $47 million. Concurrently, the company entered into a long-term ground lease for both parcels with Shire Regenerative Medicine (formerly Advanced BioHealing, Inc.), a subsidiary of Shire plc, which plans to construct office, laboratory, warehouse and manufacturing facilities totaling in excess of 150,000 square feet on the site, commencing by early next year. The site can accommodate future expansion of up to a total of 800,000 square feet.

Subsequent to quarter end, the company completed the acquisition of the 9900/9901 Belward Drive property in Rockville, Maryland for approximately $26.2 million. The two building property comprises approximately 106,500 square feet of laboratory and office space which is approximately 92% leased. The company assumed loans secured by mortgages on the two buildings with an aggregate principal balance of approximately $24.1 million, a weighted-average interest rate of approximately 5.64% and maturity dates in July 2017.

At June 30, 2012, the company’s total portfolio comprised approximately 13.0 million rentable square feet with an additional 4.0 million square feet of development potential.

“Our recognized depth of understanding with respect to life science real estate, in combination with our efficiently managed liquidity and capital position, facilitated our successful transactions this quarter,” noted Kent Griffin, the company’s President and Chief Operating Officer. “Granta Park, in addition to enjoying long-term leases with an A-list tenant roster, provides us with immediate critical mass in a new market, and additional capacity to provide for future expansion and thereby meet growing tenant needs. Our San Diego land investment, with a concurrent ground lease to a credit tenant, is yet another example of our creativity and tenacity – affording us another strong success, with a very attractive risk-adjusted return profile. Our most recent investments really highlight the strength of our operating team and their ability to translate our skills and expertise as an organization into tangible value creation opportunities for our shareholders.”

Second Quarter 2012 Financial Results

Total revenues for the second quarter were $124.8 million, compared to $106.4 million for the same period in 2011, an increase of 17.3% and the highest in the company’s history for the second consecutive quarter. Rental revenues for the second quarter were $95.7 million, compared to $81.1 million for the same period in 2011, an increase of 18.0% and the highest in the company’s history for the tenth consecutive quarter.

The current operating portfolio was 91.8% leased on a weighted-average basis as of June 30, 2012. Same property net operating income on a cash basis increased for the period by 6.4% and the same property leased percentage increased by 460 basis points for the quarter compared to the same period in 2011, primarily as a result of sustained leasing success and contractual rent escalations.

The company reported a net loss available to common stockholders for the second quarter of $8.7 million, or $0.06 per diluted share, which includes $12.2 million of acquisition-related expenses, or $0.08 per diluted share.

Core FFO was $52.9 million for the quarter, or $0.32 per diluted share, which grew 10.3% compared to $0.29 per diluted share for the same period in 2011. AFFO was $55.6 million for the quarter, or $0.33 per diluted share, which increased 22.2% compared to $0.27 per diluted share for the same period in 2011. These core FFO and AFFO results exclude acquisition-related expenses of $0.08 per diluted share and $0.00 per diluted share for the three months ended June 30, 2012 and 2011, respectively.

FFO, CFFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO, CFFO and AFFO and definitions of terms are included at the end of this release.

Financing Activity

During the second quarter, the company completed a public offering of $250 million of unsecured 4.25% Senior Notes due 2022, issued at 99.126% of the principal amount to yield 4.358% to maturity. The company used the proceeds of the offering to repay a portion of the outstanding indebtedness under its unsecured line of credit and for other general corporate and working capital purposes.

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a second quarter 2012 dividend of $0.215 per share of common stock, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from April 16, 2012 through July 15, 2012. The second quarter common share dividend is equivalent to an annualized dividend of $0.86 per common share.

Earnings Guidance

The company’s revised 2012 guidance for net income per diluted share and CFFO and FFO per diluted share is set forth and reconciled below. Projected CFFO and FFO per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 167.3 million for the full year, including the impact of the assumed conversion of the company’s exchangeable senior notes due 2030.

2012
(Low - High)
Projected net income per diluted share available to common stockholders	$0.01 - $0.03
Add:
Impairment loss	$0.03
Real estate depreciation and amortization	$1.18
Noncontrolling interests in operating partnership	$0.00
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.04)
Projected FFO per diluted share	$1.18 - $1.20
Acquisition-related expenses	$0.08
Projected Core FFO per diluted share	$1.26 - $1.28

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed will conduct a conference call and webcast at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) on Thursday, August 2, 2012 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling (866) 638-3013 (domestic) or (630) 691-2761 (international) with call ID number 32963697. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific Time on Thursday, August 2, 2012 until midnight Pacific Time on Tuesday, August 7, 2012 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 32963697#.

About BioMed Realty Trust

BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 13.1 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, San Diego, Maryland, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Investments in real estate, net	$4,309,421	$3,950,246
Investments in unconsolidated partnerships	32,562	33,389
Cash and cash equivalents	17,385	16,411
Accounts receivable, net	4,241	5,141
Accrued straight-line rents, net	139,346	130,582
Deferred leasing costs, net	185,354	157,255
Other assets	111,383	135,521

Total assets	$4,799,692	$4,428,545

LIABILITIES AND EQUITY
Mortgage notes payable, net	$550,704	$587,844
Exchangeable senior notes	180,000	180,000
Unsecured senior notes, net	893,737	645,581
Unsecured senior term loan	400,000	—
Unsecured line of credit	78,000	268,000
Accounts payable, accrued expenses and other liabilities	157,829	134,924

Total liabilities	2,260,270	1,816,349
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $198,000,000 liquidation preference ($25.00 per share), 7,920,000 shares issued and outstanding at June 30, 2012 and December 31, 2011	191,469	191,469
Common stock, $.01 par value, 200,000,000 shares authorized, 154,183,744 and 154,101,482 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1,542	1,541
Additional paid-in capital	2,776,046	2,773,994
Accumulated other comprehensive loss, net	(57,326)	(60,138)
Dividends in excess of earnings	(381,105)	(304,759)

Total stockholders’ equity	2,530,626	2,602,107
Noncontrolling interests	8,796	10,089

Total equity	2,539,422	2,612,196

Total liabilities and equity	$4,799,692	$4,428,545

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Rental	$95,708	$81,145	$187,183	$161,050
Tenant recoveries	28,939	24,723	57,390	49,264
Other revenue	201	541	285	1,288

Total revenues	124,848	106,409	244,858	211,602

Expenses:
Rental operations	37,044	31,298	73,773	62,371
Depreciation and amortization	47,575	35,696	92,508	69,447
General and administrative	8,576	6,694	17,191	14,115
Acquisition related expenses	12,245	334	12,879	653

Total expenses	105,440	74,022	196,351	146,586

Income from operations	19,408	32,387	48,507	65,016
Equity in net loss of unconsolidated partnerships	(317)	(466)	(671)	(1,115)
Interest expense, net	(23,825)	(23,378)	(46,044)	(44,568)
Other expense	(549)	(691)	(375)	(1,745)

(Loss) / income from continuing operations	(5,283)	7,852	1,417	17,588
Income / (loss) from discontinued operations	49	95	(4,370)	236

Net (loss) / income	(5,234)	7,947	(2,953)	17,824
Net loss / (income) attributable to noncontrolling interests	172	(68)	201	(175)

Net (loss) / income attributable to the Company	(5,062)	7,879	(2,752)	17,649
Preferred stock dividends	(3,651)	(4,241)	(7,301)	(8,481)

Net (loss) / income available to common stockholders	$(8,713)	$3,638	$(10,053)	$9,168

(Loss) / income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$(0.06)	$0.03	$(0.04)	$0.07

(Loss) / income from discontinued operations per share available to common stockholders:
Basic and diluted earnings per share	$—	$—	$(0.03)	$—

Net (loss) / income per share available to common stockholders:
Basic and diluted earnings per share	$(0.06)	$0.03	$(0.07)	$0.07

Weighted-average common shares outstanding:
Basic	152,775,422	129,858,098	152,715,715	129,815,154

Diluted	152,775,422	132,840,932	152,715,715	132,803,097

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and six months ended June 30, 2012 and 2011 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net (loss) / income available to the common stockholders	$(8,713)	$3,638	$(10,053)	$9,168
Adjustments:
Impairment loss	—	—	4,552	—
Noncontrolling interests in operating partnership	(166)	82	(192)	207
Depreciation and amortization - unconsolidated partnerships	323	944	645	1,865
Depreciation and amortization - consolidated entities	47,575	35,696	92,508	69,447
Depreciation and amortization - discontinued operations	—	92	92	178
Depreciation and amortization - allocable to noncontrolling interest of consolidated joint ventures	(27)	(26)	(55)	(52)

FFO available to common shares and units - basic	$38,992	$40,426	$87,497	$80,813
Interest expense on Notes due 2030	1,688	1,688	3,375	3,375

FFO available to common shares and units - diluted	$40,680	$42,114	$90,872	$84,188
Acquisition related expenses	12,245	334	12,879	653

CFFO available to common shares and units - diluted	$52,925	$42,448	$103,751	$84,841

FFO per share - diluted	$0.24	$0.29	$0.54	$0.58

CFFO per share - diluted	$0.32	$0.29	$0.62	$0.59

Weighted-average common shares and units outstanding - diluted (1)	167,238,695	144,254,164	167,237,418	144,262,597

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three and six months ended June 30, 2012 and 2011 was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
CFFO - diluted	$52,925	$42,448	$103,751	$84,841
Adjustments:
Recurring capital expenditures and tenant improvements	(1,716)	(4,520)	(6,345)	(6,565)
Leasing commissions	(1,335)	(1,140)	(2,754)	(2,029)
Non-cash revenue adjustments	(1,422)	(3,420)	(1,404)	(4,961)
Non-cash debt adjustments	3,812	3,075	6,551	6,155
Non-cash equity compensation	2,887	1,785	5,576	3,656
Depreciation included in general and administrative expenses	455	392	897	778
Share of non-cash unconsolidated partnership adjustments	26	(9)	27	33

AFFO available to common shares and units - diluted	$55,632	$38,611	$106,299	$81,908

AFFO per share - diluted	$0.33	$0.27	$0.64	$0.57

Weighted-average common shares and units outstanding - diluted (1)	167,238,695	144,254,164	167,237,418	144,262,597

(1)	The three and six months ended June 30, 2012 include 10,127,232 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and six months ended June 30, 2011 include 10,017,858 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and six months ended June 30, 2012 include 2,947,140 and 2,956,543 shares of OP and LTIP units, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The three months ended June 30, 2012 and 2011 include 1,388,901 and 1,395,374 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The six months ended June 30, 2012 and 2011 include 1,437,928 and 1,441,642 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, core funds from operations, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate core FFO by adding acquisition-related expenses to FFO. We calculate AFFO by adding to CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements, and (c) leasing commissions.

Our computation of FFO, CFFO and AFFO may differ from the methodology for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent cash flow available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.